Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 (i) of our reports dated March 1, 2010, relating to the consolidated financial statements of Enterprise Products Partners L.P. and subsidiaries and Enterprise GP Holdings L.P. and subsidiaries (which reports express an unqualified opinion and include an explanatory paragraph concerning the retroactive effects of the common control acquisition of TEPPCO Partners, L.P. and Texas Eastern Products Pipeline Company, LLC by Enterprise Products Partners L.P. on October 26, 2009 and the related change in the composition of reportable segments as a result of these acquisitions) and the effectiveness of Enterprise Products Partners L.P.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Enterprise Products Partners L.P. for the year ended December 31, 2009, and the Current Report on Form 8-K of Enterprise Products Partners L.P. dated November 22, 2010 and (ii) of our report dated March 1, 2010, relating to the consolidated balance sheet of Enterprise Products GP, LLC and subsidiaries at December 31, 2009, appearing in the Current Report on Form 8-K of Enterprise Products Partners L.P. filed on March 8, 2010.
/s/ Deloitte & Touche LLP
Houston, Texas
November 22, 2010